EXHIBIT 15
ACCOUNTANTS’ LETTER RE: UNAUDITED FINANCIAL INFORMATION
The Board of Directors and Stockholders
Sanderson Farms, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 33-67474 and Form S-8 No. 333-92412) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Option Plan, the Registration Statement (Form S-8 No. 333-123099) pertaining to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan, and the Registration Statement (Form S-3 No. 333 — 153917) of our reports dated February 26, 2009 and May 27, 2009 relating to the unaudited condensed consolidated interim financial statements of Sanderson Farms, Inc. that are included in its Forms 10-Q for the quarters ended January 30, 2009 and April 30, 2009.
/s/ Ernst and Young LLP
New Orleans, Louisiana
May 27, 2009